23.2 Consent of Iberra and Sons

                               ARMANDO C. IBARRA
                          Certified Public Accountants
                           A Professional Corporation
                      371 E. Street, Chula Vista, CA 91910


Armando C. Ibarra, C.P.A.
Armando Ibarra, Jr., C.P.A., JD



September 3, 2003


To Whom It May Concern:

The firm of Armando C. Ibarra, Certified Public Accountants, APC consents to the inclusion of our audited report of March 4, 2003, on the financial statements of Up & Down Video, Inc., as of December 31, 2002 and 2001, in SB-2 or in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.



Very truly your


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ARMANDO C. IBARRA, C.P.A.